Exhibit 23.4

CONSENT OF QUALIFIED PERSON

I, Mike Woloschuk, in connection with the Ramaco Resources Inc. (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”) to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), consent to:

(1)	the Company’s filing and/or incorporation by reference of, and the use of, the technical report summary titled “Technical Report Summary - Brook Mine - Initial Assessment", dated July 24, 2026, with an effective date of December 31, 2025 (the “Technical Report Summary”), which was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, as an exhibit to, and referenced in, the Form 10-K;
(2)	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and such Technical Report Summary; and
(3)	the use of any quotations or extracts from, or summary of, the particular section or sections of the Technical Report Summary, and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, to the extent such information was prepared by me, prepared under my supervision, or reviewed and approved by me, and is included in, or incorporated by reference into, the Form 10-K.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

Sections 10, 14, 15, 16, 18, and 19 of the Technical Report Summary and related contributions to Section 1 (Executive Summary), Section 2 (Introduction), Section 22 (Interpretation and Conclusions), Section 23 (Recommendations), Section 24 (References), and Section 25 (Reliance on Information Provided by Registrant).

I also consent to the incorporation by reference in the Company’s registration statements on Forms S-3 (File No. 333-274324, File No. 333-261228 and File No. 333-289251) and Forms S-8 (File No. 333-215913, File No. 333-265384, and File No. 333-297242) of the above items as included in the Form 10-K.

Neither the whole nor any part of the Technical Report Summary nor any reference thereto may be included in any other filings with the SEC without my prior written consent as to the form and context in which it appears.

Dated: July 24, 2026

/s/ Mike Woloschuk _________

Name: Mike Woloschuk

Title: Executive Vice President Critical Minerals Operations

RAMACO RESOURCES INC.